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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                               (Amendment No.  )*


                                First USA, Inc.
                     ------------------------------------
                               (Name of Issuer)

         6 1/4% Mandatory Convertible Preferred Stock, $.01 par value
                     ------------------------------------
                        (Title of Class of Securities)

                                   33743H204
                                  -----------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_].

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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  CUSIP NO. 33743H204                 13G                    PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           GPZ Trading

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
           Illinois

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                          SOLE VOTING POWER
                     5    746,100
     NUMBER OF

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7    746,100
    REPORTING

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
           746,100
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
           13.0%

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      TYPE OF REPORTING PERSON*
12
           BD

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
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Item 1.
  (a)   Name of Issuer:
          First USA, Inc.

  (b)   Address of Issuer's Principal Executive Offices

          1601 Elm Street
          47th Floor
          Dallas, Texas 75201

Item 2
  (a)   Name of Person Filing:
          GPZ Trading

  (b)   Address of Principal Business Office or, if none, Residence

          230 South LaSalle Street
          Suite 688
          Chicago, Illinois 60604

  (c)   Citizenship or Place of Organization
          Illinois

  (d)   Title of Class of Securities
          6 1/4% Mandatory Convertible Preferred Stock, $.01 par value

  (e)   CUSIP Number
          33743H204

Item 3. Type of Reporting Person
          Dealer registered under Section 15 of the Act.

Item 4. Ownership as of March 31, 1997

  (a)   Amount Beneficially Owned
          746,100

  (b)   Percent of Class
          13.0% (based on 5,750,000 shares outstanding as of Dec. 31, 1996, as indicated in the company's most recent Form 10Q, dated Feb. 13, 1997.)

  (c)   Number of shares as to which such person has:
          (i) sole power to vote or to direct the vote
                     746,100

         (ii) shared power to vote or to direct the vote
                     0

        (iii) sole power to dispose or to direct the disposition of
                     746,100
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      (iv)  shared power to dispose or to direct the disposition of
                    0

Item 5. Ownership of Five Percent or Less of a Class
          Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not Applicable

Item 8. Identification and Classification of Members of the Group
          Not Applicable

Item 9. Notice of Dissolution of Group
          Not Applicable

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                            4/4/97
                                                      ------------------
                                                             Date

                                                       /s/ John Stafford
                                                      ------------------
                                                           Signature

                                                         John Stafford
                                                      ------------------
                                                              Name